Exhibit 3.1

No. of Company: 200510713C

THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

AVAGO TECHNOLOGIES LIMITED

Incorporated on the 4th day of August 2005

Lodged in the Office of the Accounting & Corporate Regulatory Authority, Singapore

WONGPARTNERSHIP

Advocates & Solicitors . Commissioner for Oaths . Notary Public

Agents for Trade Marks

One George Street

#20-01

Singapore 049145

Telephone: 64168 000

Facsimile: 6532 5711

Email: wonglaw@singnet.com.sg

Website: www.wongpartnership.com.sg

NOTICE OF RESOLUTION

NAME OF COMPANY : AVAGO TECHNOLOGIES LIMITED

COMPANY NO. : 200510713C

ORDINARY RESOLUTION

1.	INCREASE IN AUTHORISED SHARE CAPITAL

That the authorised share capital of the Company be increased from S$1,000,000.00 divided into 1,000,000 ordinary shares of S$1.00 each to S$350,000,000.00 and US$3000.00 divided into 350,000,000 ordinary shares of S$1.00 each and 300,000 redeemable convertible cumulative preference shares of US$0.01 each by the creation of 349,000,000 ordinary shares of S$1.00 each and the creation of 300,000 redeemable convertible cumulative preference shares of US$0.01 each.

SPECIAL RESOLUTION

2.	AMENDMENT TO ARTICLES OF ASSOCIATION

That the Articles of Association of the Company be and are hereby amended by deleting the existing Article 4 in its entirely and substituting therefor the following new Article 4:

4. The authorised capital of the Company is S$350,000,000.00 and US$3000.00 divided into 350,000,000 ordinary shares of S$1.00 each and 300,000 redeemable convertible cumulative preference shares of US$0.01 each.

I hereby certify that the above is a true extract of the original resolutions passed by the members of the Company on 19 November 2005.

Company No: 200510713C

CERTIFICATE CONFIRMING INCORPORATION UPON CONVERSION

This is to confirm that the company AVAGO TECHNOLOGIES PTE. LIMITED which was incorporated on 04/08/2005 under the Companies Act as a company limited by shares did on 22/11/2005 convert to a public company and that the name of the company is now AVAGO TECHNOLOGIES LIMITED.

GIVEN UNDER MY HAND AND SEAL ON 23/11/2005.

/s/ CHUA SIEW YEN

CHUA SIEW YEN

ASSISTANT REGISTRAR

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

SINGAPORE

THE COMPANIES ACT, CAP. 50

AVAGO TECHNOLOGIES PTE. LIMITED

RESOLUTIONS PASSED ON 17 NOVEMBER 2005

The following special resolutions were passed by written means by the sole shareholder on 17 November 2005.

SPECIAL RESOLUTIONS

(I)	CONVERSION OF THE COMPANY FROM A PRIVATE LIMITED COMPANY TO A PUBLIC LIMITED COMPANY

THAT, the conversion of the Company into a public limited company be and is hereby approved and that any of the Directors be and is hereby authorised and directed to take such steps as may be necessary or proper to effectuate such conversion, and for this purpose:

(a)	the Statement in lieu of Prospectus (in the form attached to these resolutions) be and is hereby approved and that the same be signed by all the Directors or their duly authorised agents;

(b)	the Statement in lieu of Prospectus be filed with ACRA together with all necessary documents as required under the Companies Act; and

(c)	Tricor WP Corporate Services Pte. Ltd. be and is hereby authorised and directed to file the Statement in lieu of Prospectus together with all necessary information with ACRA.

(II)	CHANGE OF NAME OF THE COMPANY

THAT, the change in the name of the Company from “AVAGO TECHNOLOGIES PTE. LIMITED” to “AVAGO TECHNOLOGIES LIMITED” with effect from the date of conversion of the Company into a public limited company and the substitution of the name “AVAGO TECHNOLOGIES PTE. LIMITED” with “AVAGO TECHNOLOGIES LIMITED” wherever “AVAGO TECHNOLOGIES PTE. LIMITED” appears in the Company’s Memorandum of Association, be and is hereby approved.

(III)	ADOPTION OF NEW ARTICLES OF ASSOCIATION OF THE COMPANY

THAT, the adoption of the draft Articles of Association in the form attached in lieu of the existing Articles of Association with effect from the date of conversion of the Company into a public limited company as certified by ACRA, be and is hereby approved.

Signed:

Adam H. Clammer

Director

Company No: 200510713C

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY UNDER THE NEW NAME

This is to confirm that ARGOS ACQUISITION PTE. LTD. incorporated under the Companies Act on 04/08/2005 did by a special resolution resolve to change its name to AVAGO TECHNOLOGIES PTE. LIMITED and that the company is now known by its new name with effect from 07/10/2005.

GIVEN UNDER MY HAND AND SEAL ON 10/10/2005.

/s/ SHIRLYN LIM

SHIRLYN LIM

ASSISTANT REGISTRAR

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

SINGAPORE

THE COMPANIES ACT, CAP. 50

ARGOS ACQUISITION PTE. LTD.

RESOLUTIONS PASSED ON 5 OCTOBER 2005

At an Extraordinary General Meeting of the Company held on 5 October 2005, the following resolution was passed as special resolution:

SPECIAL RESOLUTION

CHANGE OF NAME

That, subject to the approval of the Registrar of Companies, the name of the Company be changed to Avago Technologies Pte. Limited and that the name Avago Technologies Pte. Limited be substituted for Argos Acquisition Pte. Ltd. wherever the latter name appears in the Company’s Memorandum and Articles of Association.

Signed:

Kenneth Y. Hao

Director

Company No: 200510713C

CERTIFICATE CONFIRMING INCORPORATION OF COMPANY

This is to confirm that ARGOS ACQUISITION PTE. LTD. is incorporated under the Companies Act (Cap 50), on and from 04/08/2005 and that the company is a PRIVATE COMPANY LIMITED BY SHARES.

GIVEN UNDER MY HAND AND SEAL ON 05/08/2005.

/s/ SHIRLYN LIM

SHIRLYN LIM

ASSISTANT REGISTRAR

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA)

SINGAPORE

THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

AVAGO TECHNOLOGIES LIMITED

1. The name of the Company is AVAGO TECHNOLOGIES LIMITED

2. The Registered Office of the Company will be situate in the Republic of Singapore.

3. The liability of the members is limited.

4. The original capital of the Company is S$1,000,000.00 divided into 1,000,000 ordinary shares of S$1.00 each, and the Company shall have power to increase or reduce the capital to consolidate or subdivide the shares into shares of larger or smaller amounts, and to issue all or any part of the original or any additional capital as fully paid or partly paid shares and with any special or preferential rights or privileges or subject to any special terms or conditions, and either with or without any special designation, and also from time to time to alter, modify, commute, abrogate or deal with any such rights, privileges, terms, conditions or designations in accordance with the regulations for the time being of the Company.

1

I, the person whose name, address and occupation are subscribed, am desirous of being formed into a Company in pursuance of this Memorandum of Association and agree to take the number of shares in the capital of the Company set opposite my name:-

NAME AND ADDRESS OF SUBSCRIBER	NUMBER OF SHARES TAKEN BY SUBSCRIBER
Andrew Ang Wen Po	Two

59 Hillview Avenue #07-03 Hillington Green Singapore 669616

Advocate & Solicitor
TOTAL NUMBER OF SHARES TAKEN:	Two

Dated this 4th day of August 2005.

Witness to the above signature:

Low Kah Keong

Advocate & Solicitor

c/o WongPartnership

Advocates & Solicitors

80 Raffles Place

#58-01 UOB Plaza 1

Singapore 048624

2

THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

AVAGO TECHNOLOGIES LIMITED

PRELIMINARY

1. The regulations contained in Table “A” in the Fourth Schedule to the Companies Act, Cap. 50 shall not apply to the Company, but the following shall subject to repeal, addition and alteration as provided by the Act or these Articles be the regulations of the Company.	Table “A” not to apply

2. In these Articles, if not inconsistent with the subject or context, the words standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof -	Interpretation

WORDS		MEANINGS

the “Act”	—	The Companies Act, Cap. 50 or any statutory modification, amendment or re-enactment thereof for the time being in force or any and every other act for the time being in force concerning companies and affecting the Company and any reference to any provision of the Act is to that provision as so modified, amended or re-enacted or contained in any such subsequent Companies Act.

these “Articles”	—	These Articles of Association or other regulations of the Company for the time being in force.

the “Company”	—	The above named Company by whatever name from time to time called.

“Directors”	—	The Directors for the time being of the Company or such number of them as have authority to act for the Company.

“Director”	—	Includes any person acting as a Director of the Company and includes any person duly appointed and acting for the time being as an Alternate Director.

“Dividend”	—	Includes bonus.

“electronic communication”	—	Communication transmitted (whether from one person to another, from one device to another, from a person to a device or from a device to a person):-

(a) by means of a telecommunication system; or

(b) by other means but while in an electronic form,

such that it can (where particular conditions are met) be received in legible form or be made legible following receipt in non-legible form.

“Member”	—	A member of the Company.

“Month”	—	Calendar month.

“Office”	—	The Registered Office of the Company for the time being.

“Ordinary Resolution”	—	A resolution not being a Special Resolution which is, or which is to be, passed by a majority of Members as, being entitled to do so, vote in person or by proxy at a General Meeting.

“Paid Up”	—	Includes credited as paid up.

“Register”	—	The Register of Members.

“Seal”	—	The Common Seal of the Company or in appropriate cases the Official Seal or duplicate Common Seal.

“Secretary”	—	The Secretary or Secretaries appointed under these Articles and shall include any person entitled to perform the duties of Secretary temporarily.

“Singapore”	—	The Republic of Singapore.

“Special Resolution”	—	Has the meaning given in Section 184 of the Act.

“telecommunication system”	—	Has the meaning as in the Telecommunications Act (Chapter 323) or any statutory modification, amendment or re-enactment thereof for the time being in force.

“Writing” and “Written”	—	Includes printing, lithography, typewriting and any other mode of representing or reproducing words in a visible form, including electronic communication.

“Year”	—	Calendar Year.

Words denoting the singular number only shall include the plural and vice versa.

Words denoting the masculine gender only shall include the feminine gender.

Words denoting persons shall include corporations.

Save as aforesaid, any word or expression used in the Act and the Interpretation Act, Cap. 1 shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of these Articles.

BUSINESS

3. Subject to the provisions of the Act, any branch or kind of business may be undertaken by the Directors at such time or times as they shall think fit, and further may be suffered by them to be in abeyance, whether such branch or kind of business may have been actually commenced or not, so long as the Directors may deem it expedient not to commence or proceed with such branch or kind of business.	Any branch or kind of business may be undertaken by Directors.

SHARES

4. The authorised capital of the Company may be increased to S$1,750,000,000 and US$3000 divided into 1,750,000,000 ordinary shares of S$1.00 each and 300,000 redeemable convertible cumulative preference shares of US$0.01 each.	Authorised Share Capital.

5. Except as is otherwise expressly permitted by the Act, the Company shall not give, whether directly or indirectly and whether by means of the making of a loan, the giving of a guarantee, the provision of security, the release of an obligation or the release of a debt or otherwise, any financial assistance for the purpose of, or in connection with, the acquisition or proposed acquisition of shares or units of shares in the Company or its holding company.	Prohibition of dealing in its own shares.

6. Save as provided by Section 161 of the Act, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of these Articles, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions and either at a premium or at par and (subject to the provisions of the Act) at a discount and at such time as the Company in General Meeting may approve.	Issue of Shares.

7. The rights attached to shares issued upon special conditions shall be clearly defined in the Memorandum of Association or these Articles. Without prejudice to any special right previously conferred on the holders of any existing shares or class of shares but subject to the Act and these Articles, shares in the Company may be issued by the Directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors determine.	Special Rights.

8. If at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may subject to the provisions of the Act, whether or not the Company is being wound up, be varied or abrogated with the sanction of a Special Resolution passed at a separate General Meeting of the holders of shares of the class and to every such Special Resolution the provisions of Section 184 of the Act shall with such adaptations as are necessary apply. To every such separate General Meeting the	Variation of rights.

provisions of these Articles relating to General Meetings shall mutatis mutandis apply; but so that the necessary quorum shall be two (2) persons (unless all the shares of the class are held by one person whereupon no quorum is applicable) at least holding or representing by proxy or by attorney one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll Provided always that where the necessary majority for such a Special Resolution is not obtained at the Meeting, consent in writing if obtained from the holders of three-fourths of the issued shares of the class concerned, within two (2) months of the Meeting shall be as valid and effectual as a Special Resolution, carried at the Meeting.

8A. REDEEMABLE CONVERTIBLE CUMULATIVE PREFERENCE SHARES	Redeemable Preference Shares

8A(1) In Articles 8A(1) to 8A(6), the following expressions shall, unless the context otherwise requires, have the following meanings:

“Auditors” means the auditors for the time being of the Company;

“Business Day” means any day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore and, if on that day, a transfer of funds is to be made in respect of the Preference Shares, the city of New York also;

“Conversion Date” shall have the meaning ascribed to it in Article 8A(2)(f)(i);

“Conversion Notice” means the written notice to the Company to be given by Preference Shareholders holding not less than 70% of all issued Preference Shares for the conversion of the Preference Shares and lodged at the registered office of the Company pursuant to these Articles;

“Conversion Price” means, in relation to the conversion of each Preference Share, US$5.00 per Ordinary Share, subject to adjustment in certain circumstances in accordance with Article 8A(2)(f)(vii) or Article 8A(2)(g)(vii);

“Currency Exchange Rate” means, where required by applicable law for purposes of establishing the portion of the purchase price allocable to share premium on conversion of the Preference Shares, US$1.00 shall be deemed equal to a number of Singapore dollars determined by reference to the exchange rate as reported by Reuters on page WRLD and WRLE at 10:00 a.m. Eastern Time on the U.S. Business Day immediately preceding the Conversion Date or, if the exchange rate is not so reported, by reference to the noon buying rate on the U.S. Business Day immediately preceding the Conversion Date for cable transfers in foreign currencies as announced by the Federal Bank of New York for customs purposes or, if such noon buying rate is not publicly available, the exchange rate as determined by the Board of Directors in good faith;

“Distributable Profits” means, in relation to a Dividend Payment Date or any other date on which payment is to be made to the Preference Shareholders pursuant to the liquidation of, or return of capital by, the Company, the amount (comprising current profits and/or accumulated revenue reserves) to be the profit available to the Company for distribution as a dividend in compliance with Section 403 of the Act in respect of the period to which the then most recent annual audited profit and loss accounts relate;

“Dividend Payment Date” means such date(s) as may be fixed by the Directors for the payment of a Preference Dividend;

“Issue Amount” means, in relation to a Preference Share, the subscription price in United States Dollars paid for each Preference Share;

“Issue Date” means the date on which the Preference Shares are allotted and issued;

“Mandatory Conversion Date” shall have the meaning ascribed to it in Article 8A(2)(g);

“Optional Conversion Right” means the right of Preference Shareholders, subject to the provisions of Article 8A(2)(f), the Act and any other applicable law, to covert the Preference Shares held by them into Ordinary Shares;

“Ordinary Shares” means ordinary shares of S$1.00 each in the capital of the Company; provided, that if all Ordinary Shares are replaced by other securities (all of which are identical), the expression “Ordinary Shares” shall thereafter refer to such other securities;

“Preference Dividend” means a cumulative dividend at the rate of 3% per annum of the Issue Amount and payable on a Preference Share on a Dividend Payment Date (including the Redemption Date);

“Preference Shares” means the redeemable convertible cumulative preference shares of US$0.01 each in the capital of the Company carrying the rights, privileges and benefits set out in these Articles;

“Preference Shareholders” means the registered holders of the Preference Shares and “Preference Shareholder” means any of them;

“Premium” means the difference between the Issue Amount and the par value, which is US$0.01, of each Preference Share;

“Redemption Amount” means, in relation to a Preference Share, on any date of determination, an amount equivalent to the aggregate of (a) the Issue Amount of such Preference Share, and (b) accrued but unpaid Preference Dividends on such Preference Share as at the Redemption Date;

“Redemption Date” shall have the meaning ascribed to it in Article 8A(2)(c)(i);

“Redemption Notice” shall have the meaning ascribed to it in Article 8A(2)(c)(i);

“Relevant Shares” shall have the meaning ascribed to it in Article 8A(2)(f)(iv); and

“United States Dollar(s)” or “US$” means the lawful currency of the United States of America.

All references to the masculine gender shall include references to the feminine and neuter genders and vice versa.

8A(2) The Company may allot and issue the Preference Shares, at such issue price and on such terms and conditions as the Directors may determine, which shall carry the following rights, benefits and privileges and be subject to the following restrictions:

(a) DIVIDEND

The Preference Shareholders shall be entitled to be paid, in preference to any dividends to be paid to the holders of Ordinary Shares, out of the Distributable Profits a cumulative Preference Dividend. The Preference Dividend shall:

(i) be payable in arrears on each Dividend Payment Date;

(ii)    accrue and be calculated on the basis of a 360-day year for the actual number of days elapsed during the period commencing on (and including) the Issue Date or the last Dividend Payment Date (as applicable) and ending on (but excluding) the relevant Dividend Payment Date;

(iii) be paid out of the Distributable Profits and in priority to any dividend or distribution in favour of holders of any other classes of shares in the Company;

(iv)   be cumulative, so that if the Preference Dividend is not paid (or is not paid in full) on any Dividend Payment Date, it shall continue to accumulate from and including the relevant Dividend Payment Date;

(v) cease to accrue on and with effect from the relevant Redemption Date, unless the Company fails to pay or fails to pay in full the Redemption Amount; and

(vi)   be paid either (aa) by cheque drawn on a bank in Singapore and despatched to the Preference Shareholders at their respective registered addresses for the time being, or (bb) if requested by the Preference Shareholder, by wire transfer of immediately available funds, to an account specified by the Preference Shareholder at least three (3) Business Days prior to the Dividend Payment Date.

(b) CAPITAL

On a return of capital by, or on liquidation of, the Company or otherwise (but not on conversion or redemption of the Preference Shares or winding-up on dissolution pursuant to Article 8A(2)(k)), the assets of the Company available for distribution among the Members shall be applied as follows:

(i) firstly, in paying to each Preference Shareholder, an amount equal to the greater of:

(aa)  the aggregate of (1) all outstanding unpaid Preference Dividends on the Preference Shares held by him which have accrued or which may accrue up to the date of such payment; and (2) the Issue Amount for all Preference Shares held by him; and

(bb) such amount which such Preference Shareholder would have otherwise received if all the issued Preference Shares had been converted into Ordinary Shares in accordance with these Articles; and

(ii)    secondly, the balance of such assets and profits shall belong to and be distributed among the holders of any class of shares in the capital of the Company other than the Preference Shares and shares not entitled to participate in such assets, in accordance with respective rights attaching thereto.

(c) REDEMPTION

(i)     The Company may, at any time redeem any or all of the Preference Shares which are issued and outstanding and which have not been previously redeemed or converted, on a pro rata basis amongst all the Preference Shareholders based upon the number of Preference Shares held by each such Preference Shareholder, by giving to the Preference Shareholders notice (the “Redemption Notice”) of such redemption, which notice shall be irrevocable. Every Redemption Notice shall specify the date fixed for redemption which shall be a date (being a Business Day) falling not earlier than five (5) days from the date of the Redemption Notice (in respect of those Preference Shares to be redeemed, the “Redemption Date”). Upon the issue of a Redemption Notice to the Preference Shareholders, the Company shall redeem the relevant Preference Shares of the Preference Shareholders on the Redemption Date. The redemption of the Preference Shares under this Article 8A(2)(c) shall be at the Redemption Amount. Upon redemption, such Preference Shares shall be deemed to have been cancelled.

(ii)    On or before the Redemption Date of any Preference Shares, each Preference Shareholder whose Preference Shares are to be redeemed shall be bound to deliver to the Company the share certificates in respect of those Preference Shares to be redeemed which are held by him, in order that the same may be cancelled. On such date, those Preference Shares shall be redeemed and upon delivery of the relevant share certificates

         (or an appropriate form of indemnity) on such date or thereafter, the Company shall pay to each such Preference Shareholder (or in the case of joint holders, to the holder whose name stands first in the Register of Preference Shareholders) the amount due to them in respect of such redemption (such payment to be made (1) by United States Dollar cheque drawn on a bank in Singapore and despatched to each such Preference Shareholder at his registered addresses for the time being, or (2) if requested by the Preference Shareholder, by wire transfer of immediately available funds, in United States Dollars, to an account specified by the Preference Shareholder at least three (3) Business Days prior to the Redemption Date).

(iii)  Subject to Article 8A(2)(a)(v), the Preference Dividend in respect of the Preference Shares to be redeemed by the Company pursuant to this Article 8A(2)(c) shall cease to accrue on and with effect from the Redemption Date.

(iv)   Where to redeem any or all of the Preference Shares in accordance with this Article 8A(2)(c) and in compliance with the Act, the Company deems it necessary to issue new Ordinary Shares and use the proceeds thereof for the redemption of the Preference Shares, the Company may state in the Redemption Notice that the Company requires the Preference Shareholders to subscribe for such number of new Ordinary Shares and at such price, as shall be necessary for the redemption of the Preference Shares (“Request for Subscription”) and each Preference Shareholder shall accordingly subscribe for such number of Ordinary Shares and at such price as stated in the Redemption Notice.

(v)    Following a Request for Subscription, each Preference Shareholder shall pay to the Company the amount stated in the Redemption Notice in relation to the Request for Subscription no later than the Redemption Date.

(d) DEFAULT IN PAYMENT OR PARTIAL PAYMENT

If by reason of any provision of the Act, the Company is unable to make payment of any amount due in respect of the Preference Shares (whether in respect of the Preference Dividend, the Redemption Amount or otherwise) then the Company shall from time to time (subject to the maximum amount and extent permitted by law, and on the earliest date on which such payments may lawfully be made) make payments on account of the amount so owing on a pro rata basis until such amount has been paid in full, and such payments shall be made in payment of the Redemption Amount as of the date of any such payment (provided that payments in respect of any outstanding Premium payable on the redemption of the Preference Shares shall, to the extent permitted by law, first be provided for out of the share premium account).

(e) VOTING

(i) The Preference Share shall not confer on the holder thereof the right to receive notice of, or to attend and vote at, a general meeting of the Company, unless:

(aa) the Preference Dividend or any part thereof is in arrears and has remained unpaid for at least 12 months;

(bb) the resolution in question varies the rights attached to the Preference Shares; or

(cc)  the resolution in question is for the winding-up the Company,

         in which event the Preference Shareholders shall have the right to receive notice of, and to attend and vote at, that general meeting.

(ii)    Where the Preference Shareholders are entitled to vote on any resolution, then, at the relevant general meeting or the relevant class meeting of the Preference Shareholders, on a show of hands every Preference Shareholder who is present in person or by proxy or attorney (or in the case of a corporation by a duly authorised representative) shall have one (1) vote and on a poll every Preference Shareholder who is present in person or by proxy or attorney (or in the case of a corporation by a duly authorised representative) shall have one (1) vote for each Ordinary Share into which each Preference Share held by such Preference Shareholder would be converted if the Conversion Date for such Preference Shares was the date 48 hours preceding the date of such general meeting or the class meeting of the Preference Shareholders, as the case may be.

         The provisions of these Articles relating to votes of Members shall (subject to and except to the extent inconsistent with this Article 8A) apply mutatis mutandis to votes of the Preference Shareholders at any general meeting or the class meeting of the Preference Shareholders, as the case may be.

(f) OPTIONAL CONVERSION

         The Preference Shareholders shall be entitled to convert each Preference Share into a number of Ordinary Shares equal to the Issue Amount divided by the Conversion Price (as adjusted by Article 8A(2)(f)(vii)) credited as fully paid at the relevant Conversion Price upon and subject to the following terms:

(i) the Conversion Right shall be exercisable on any Business Day by the Preference Shareholders upon delivery to the

         Company of the Conversion Notice together with the share certificates in respect of the Preference Shares or such other documents or evidence (if any) as the Directors may reasonably require to prove the title and claim of the person exercising such right (or, if such certificates have been lost or destroyed, such evidence of title and such indemnity as the Directors may require). The Conversion Notice shall state the date of conversion which shall be at least five (5) days after the date of such notice (“Conversion Date”). A Conversion Notice once given may not be withdrawn without the consent in writing of the Company;

(ii)    upon conversion, such Preference Shares shall be converted into Ordinary Shares credited as fully paid and, from the Conversion Date, the rights attached to such Preference Shares are altered and such Preference Shares shall cease to have any preference or priority set out in this Article 8A and shall rank pari passu in all respects with the Ordinary Shares then in issue (save for any dividends, rights or other distributions the record date of which is before the relevant Conversion Date);

(iii)  the Preference Dividend payable on any Preference Shares so converted shall cease to accrue on and with effect from the Dividend Payment Date last preceding the relevant Conversion Date or the Issue Date if there has been no prior Dividend Payment Date;

(iv)   conversion of such Preference Shares as are due to be converted as aforesaid on any Conversion Date (the “Relevant Shares”) shall be effected in such manner as the Directors shall, subject to these Articles and as the Act or other applicable laws or regulations may allow, from time to time determine. Without prejudice to the generality of the foregoing but subject always to applicable law, any Preference Shares to be converted as aforesaid may be effected by redemption of such Preference Shares at the Issue Amount on the relevant Conversion Date out of (aa) the capital paid up on such Preference Shares (including share premium) or (bb) the profits of the Company which would otherwise be available for dividend (including contributed surplus) or (cc) the proceeds of a fresh issue of shares made for the purpose, or any combination of (aa), (bb) and/or (cc), with the proceeds of redemption thereof applied as payment in full for the subscription of the Ordinary Shares at the Conversion Price based on the Currency Exchange Rate;

(v) fractions of Ordinary Shares shall not be issued on conversion and no cash adjustments or payment shall be made in respect thereof;

(vi)   the Company shall, within five (5) Business Days of the relevant Conversion Date and in exchange for the certificates in respect of the Relevant Shares, deliver the share certificates in respect of the Ordinary Shares into which such Relevant Shares are converted, and any balancing certificate for any Preference Shares which remain unconverted to the holder of the Relevant Shares.

Any certificate to be despatched by the Company pursuant to this Article 8A(2)(f)(vi) shall be sent by registered post at the risk of the holder of the Relevant Shares.

All certificates relating to the Preference Shares which have been delivered for conversion shall upon issue of the Ordinary Shares be cancelled forthwith; and

(vii) appropriate and similar adjustments shall be made to the Conversion Price and the Optional Conversion Right from time to time by the Directors in the event of any subdivision, consolidation, bonus issue or other distributions of Ordinary Shares or combination of shares or rights issue or other change in capital structure of the Company such that upon conversion of the Preference Shares following such subdivision, consolidation, bonus issue, distribution, combination, rights issue or other change, the holder of such Preference Share shall be entitled to receive a number of Ordinary Shares or other securities equal to that which a holder of the number of Ordinary Shares deliverable upon conversion of a Preference Share immediately prior to the effectiveness of such subdivision, consolidation, bonus issue, distribution, combination, rights issue or other change would have been entitled to receive as a result of such subdivision, consolidation, bonus issue, distribution, combination, rights issue or other change.

(g) MANDATORY CONVERSION

         All (and not some only) of the Preference Shares which are issued and outstanding as at 30 June 2006 and which have not been previously redeemed or converted shall, without notice to the Preference Shareholders by the Company, on 30 June 2006 (the “Mandatory Conversion Date”) be converted into Ordinary Shares. Each such Preference Share shall be converted into a number of Ordinary Shares equal to the Issue Amount divided by the Conversion Price (as adjusted by Article 8A(2)(g)(vii) credited as fully paid at the Conversion Price upon and subject to the following terms:

(i)     the Preference Shareholders shall immediately prior to the Mandatory Conversion Date deliver to the Company the share certificates in respect of the Preference Shares (in order that the same may be cancelled upon conversion) or such other documents or evidence (if any) as the Directors may reasonably require to prove the title and claim of the person exercising such right (or, if such certificates have been lost or destroyed, such evidence of title and such indemnity as the Directors may require). If such requirements are not fulfilled by the Mandatory Conversion Date, the Preference Shares the subject of the mandatory conversion shall be converted into the appropriate number of Ordinary Shares on the Mandatory Conversion Date but until such time as the relevant Preference

         Shareholder shall have delivered as aforesaid the share certificates and/or documents, all as referred to above, the Company shall have no obligation under this Article 8A(2)(g) in respect of the Ordinary Shares to be issued on conversion of the Preference Shares in respect of which such default has been made and such Ordinary Shares shall not confer upon the holder(s) thereof the right to receive notice of, or to attend or vote at any General Meeting which is held, or to receive any dividend the record date for which falls prior to such time;

(ii)    upon conversion, the Preference Shares shall be converted into Ordinary Shares credited as fully paid and, from the Mandatory Conversion Date, the rights attached to such Preference Shares are altered and such Preference Shares shall cease to have any preference or priority set out in this Article 8A and shall rank pari passu in all respects with the Ordinary Shares then in issue (save for any dividends, rights or other distributions the record date of which is before the Mandatory Conversion Date);

(iii)  the Preference Dividend payable on the Preference Shares so converted shall cease to accrue on and with effect from the Dividend Payment Date last preceding the Mandatory Conversion Date or the Issue Date if there has been no prior Dividend Payment Date;

(iv)   conversion of the Preference Shares on the Mandatory Conversion Date shall be effected in such manner as the Directors shall, subject to these Articles and as the Act or other applicable laws or regulations may allow, from time to time determine. Without prejudice to the generality of the foregoing but subject always to applicable law, any Preference Shares to be converted as aforesaid may be effected by redemption of such Preference Shares at the Issue Amount on the relevant Mandatory Conversion Date out of (aa) the capital paid up on such Preference Shares (including share premium) or (bb) the profits of the Company which would otherwise be available for dividend (including contributed surplus) or (cc) the proceeds of a fresh issue of shares made for the purpose, or any combination of (aa), (bb) and/or (cc), with the proceeds of redemption thereof applied as payment in full for the subscription of the Ordinary Shares at the Conversion Price based on the Currency Exchange Rate;

(v) fractions of Ordinary Shares shall not be issued on conversion and no cash adjustments or payment shall be made in respect thereof;

(vi)   subject to Article 8A(2)(g)(i), the Company shall, within five (5) Business Days of the Mandatory Conversion Date, deliver the share certificates in respect of the Ordinary Shares into which the relevant Preference Relevant Shares are converted.

Any certificate to be despatched by the Company pursuant to this Article 8A(2)(g)(vi) shall be sent by registered post at the risk of the holder of the relevant Preference Shares.

All certificates relating to the Preference Shares which have been delivered for conversion shall upon issue of the Ordinary Shares be cancelled forthwith; and

(vii) appropriate and similar adjustments shall be made to the Conversion Price and the conversion right set forth in this Article 8A(2)(g) from time to time by the Directors in the event of any subdivision, consolidation, bonus issue or other distributions of Ordinary Shares or combination of shares or rights issue or other change in capital structure of the Company such that upon conversion of the Preference Shares following such subdivision, consolidation, bonus issue, distribution, combination, rights issue or other change, the holder of such Preference Share shall be entitled to receive a number of Ordinary Shares or other securities equal to that which a holder of the number of Ordinary Shares deliverable upon conversion of a Preference Share immediately prior to the effectiveness of such subdivision, consolidation, bonus issue, distribution, combination, rights issue or other change would have been entitled to receive as a result of such subdivision, consolidation, bonus issue, distribution, combination, rights issue or other change.

(h) MEETINGS

         Subject to applicable laws, two (2) Preference Shareholders shall constitute the quorum at a meeting of the Preference Shareholders or in the event there being only one (1) Preference Shareholder, such Preference Shareholder or its duly authorised representative shall constitute the quorum at a meeting of the Preference Shareholders. The provisions of these Articles relating to general meetings of the Company, notice of and proceedings at general meetings and votes of members shall (subject to and except to the extent inconsistent with this Article 8A) apply mutatis mutandis to any separate class meeting of the Preference Shareholders.

(i) FURTHER PREFERENCE SHARES

         Without prejudice to the generality of Article 8A(4) below, the issue by the Company of shares which rank in any respect pari passu with, or in priority to the Preference Shares, shall be deemed to constitute a variation of the rights attached to the Preference Shares.

(j) TRANSFERS, REGISTRATION AND REPLACEMENT

         The Preference Shares will be in registered form and the Company shall maintain a Register of Preference Shareholders. The provisions of these Articles relating to the registration, transfer, transmission, certificates and replacement thereof applicable to Ordinary Shares shall apply mutatis mutandis to the Preference Shares.

(k) SUBSTITUTION SECURITIES

In the event of a winding-up or dissolution of the Company pursuant to reconstruction, amalgamation, merger or consolidation, the resultant corporate entity responsible for the liabilities of the Company with respect of the Preference Shares shall issue such securities in substitution and replacement of the Preference Shares and on such terms as shall be approved by Preference Shareholders in accordance with Article 8A(4) unless the terms of such securities in substitution are no less favourable than the terms of the Preference Shares. As a condition to any such winding-up or dissolution, the Company shall procure that the resultant corporate entity shall (in favour of the Preference Shareholders) undertake to comply with the provisions of Articles 8A(1) to 8A(6) (both inclusive).

(l) PAYMENTS

All payments or distributions with respect to the Preference Shares held jointly by two (2) or more persons shall be paid or made to whichever of such persons is named first in the Register of Preference Shareholders and the making of any payment or distribution in accordance with this Article 8A(2)(l) shall discharge the liability of the Company in respect thereof.

(m) PRESCRIPTION

Any Preference Shareholder who has failed to claim dividends, distributions or other property or rights within six (6) years of their having been made available to him will not thereafter be able to claim such dividends, distributions or other property or rights which shall be forfeited and shall revert to the Company. The Company shall retain such distributions or other property or rights but shall not at any time be a trustee in respect of any dividends, distributions or other property or rights nor be accountable for any income or other benefits derived therefrom.

8A(3) The Company shall comply with the provisions of the Act relating to the redemption of the Preference Shares and (where necessary) the creation or increase of a capital redemption reserve.

8A(4) Any consent, approval or sanction of the Preference Shareholders required under this Article 8A and/or any variation, abrogation, devaluation, dilution or other limitation of the rights of the Preference Shareholders as set out in Articles 8A(1) to 8A(6) (both inclusive) shall require the approval of Preference Shareholders owning 70% of the Preference Shares in a separate class meeting of the Preference Shareholders; provided, however, if any consent, approval or sanction would adversely change the rights of a Preference Shareholder in a manner disproportionate to the rights of the Preference Shareholders approving such consent, approval or sanction, then the consent of such Preference Shareholder shall also be required.

8A(5) Any notice or other document may be given by the Company to any Preference Shareholder either personally or by sending it through the post in a prepaid letter or by facsimile transmission or other tangible and legible form of electronic or similar form of communication addressed to such Preference Shareholder at his address as appearing in the Register of Preference Shareholders. All notices with respect to any Preference Shares to which persons are jointly entitled shall be given to whichever of such person is named first in the Register of Preference Shareholders, and notice so given shall be sufficient notice to all the holders of such Preference Shares. Any notice or other document, if sent by post, shall be deemed to have been served or delivered 5 days after the time when the letter containing the same is posted, and in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and served by prepaid post. Any notice or other document, if served by facsimile transmission or other tangible and legible form of electronic or similar form of communication shall be deemed to have been served upon receipt thereof. Production of a copy of a notice sent by facsimile transmission or other tangible and legible form of electronic or similar form of communication bearing an acknowledgement of successful transmission in accordance with normal procedures under the system in use shall be sufficient proof of receipt thereof.

8A(6) In the event of any conflict or inconsistency between the provisions of this Article 8A and the other provisions of these Articles, then (in favour of the Preference Shareholders) the provisions of this Article 8A shall prevail.

9. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class or by these Articles as are in force at the time of such issue, be deemed to be varied by the creation or issue of further shares ranking equally therewith.	Creation or issue of further shares with special rights.

10. The Company may exercise the powers of paying commission conferred by the Act, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the commission shall not exceed the rate of ten per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to ten per cent of that price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.	Power to pay commission and brokerage.

11. If any shares of the Company are issued for the purpose of raising money to defray the expenses of the construction of any works or the provisions of any plant which cannot be made profitable for a long period, the Company may, subject to the conditions and restrictions mentioned in the Act pay interest on so much of the share capital as is for the time being paid up and may charge the same to capital as part of the cost of the construction or provision.	Power to charge interest on capital.

12. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.	Exclusion of equities.

13. If two (2) or more persons are registered as joint holders of any share any one of such persons may give effectual receipts for any dividend payable in respect of such share and the joint holders of a share shall, subject to the provisions of the Act, be severally as well as jointly liable for the payment of all instalments and calls and interest due in respect of such shares. Such joint holders shall be deemed to be one Member and the delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.	Joint holders.

14. No person shall be recognised by the Company as having title to a fractional part of a share or otherwise than as the sole or a joint holder of the entirety of such share.	Fractional part of a share.

15. If by the conditions of allotment of any shares the whole or any part of the amount of the issue price thereof shall be payable by instalments every such instalment shall, when due, be paid to the Company by the person who for the time being shall be the registered holder of the share or his personal representatives, but this provision shall not affect the liability of any allottee who may have agreed to pay the same.	Payment of instalments.

16. The certificate of title to shares in the capital of the Company shall be issued under the Seal in such form as the Directors shall from time to time prescribe and shall bear the autographic or facsimile signatures of at least one Director and the Secretary or some other person appointed by the Directors, and shall specify the number and class of shares to which it relates and the amounts paid thereon. The facsimile signatures may be reproduced by mechanical or other means provided the method or system of reproducing signatures has first been approved by the Auditors of the Company.	Share certificates.

17. Every person whose name is entered as a Member in the Register shall be entitled within two (2) months after allotment or within one month after the lodgment of any transfer to one certificate for all his shares of any one class or to several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where a Member transfers part only of the shares comprised in a certificate or where a Member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and the Member shall pay a fee not exceeding $2/- for each such new certificate as the Directors may determine.	Entitlement to certificates.

18. If any certificate or other document of title to shares or debentures be worn out or defaced, then upon production thereof to the Directors, they may order the same to be cancelled and may issue a new certificate in lieu thereof. For every certificate so issued there shall be paid to the Company the amount of the proper duty, if any, with which such certificate is chargeable under any law for the time being in force relating to stamps together with a further fee not exceeding $2/- as the Directors may determine. Subject to the provisions of the Act and the requirements of the Directors thereunder, if any certificate or document be lost or destroyed or stolen, then upon proof thereof to the satisfaction of the Directors and on such indemnity as the Directors deem adequate being given, and on the payment of the amount of the proper duty with which such certificate or document is chargeable under any law for the time being in force relating to stamps together with a further fee not exceeding $2/- as the Directors may determine, a new certificate or document in lieu thereof shall be given to the person entitled to such lost or destroyed or stolen certificate or document.	New certificates may be issued.

TRANSFER OF SHARES

19. Any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be signed both by the transferor and	Form of Transfer.

by the transferee, and by the witness or witnesses thereto and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.

20. All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.	Retention of Transfers.

21. No share shall in any circumstances be transferred to any infant or bankrupt or person of unsound mind.	Infant, bankrupt or unsound mind.

22. The Directors may decline to register any instrument of transfer unless:	Instrument of transfer.

(a) such fee not exceeding $2/- or such other sum as the Directors may from time to time require under the provisions of these Articles, is paid to the Company in respect thereof; and

(b)    the instrument of transfer is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by the certificates of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do.

23. The Company shall provide a book to be called “Register of Transfers” which shall be kept under the control of the Directors, and in which shall be entered the particulars of every transfer of shares.	Register of Transfers.

24. The Register may be closed at such times and for such periods as the Directors may from time to time determine not exceeding in the whole thirty days in any year.	Closure of Register.

TRANSMISSION OF SHARES

25. In case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the executors or administrators of the deceased, where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein shall release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share held by him.	Transmission on death.

26. Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may, upon producing such evidence of title as the Directors shall require, be registered himself as holder of the share upon giving to the Company notice in writing of such desire or transfer such share to some other person. If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer executed by such Member.	Persons becoming entitled on death or bankruptcy of Member may be registered.

27. Save as otherwise provided by or in accordance with these Articles a person becoming entitled to a share in consequence of the death or bankruptcy of a Member	Rights of unregistered

shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to Meetings of the Company until he shall have been registered as a Member in respect of the share.	executors and trustees.

28. There shall be paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding $2/- as the Directors may from time to time require or prescribe.	Fee for registration of probate etc.

CALLS ON SHARES

29. The Directors may from time to time make such calls as they think fit upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the terms of the issue thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.	Calls on shares.

30. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.	Time when made.

31. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum due from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.	Interest on calls.

32. Any sum (whether on account of the nominal value of the share or by way of premium) which by the terms of issue of a share becomes payable upon allotment or at any fixed date, shall for all purposes of these Articles be deemed to be a call duly made and payable on the date, on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of the Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.	Sum due on allotment.

33. The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payments.	Power to differentiate.

34. The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys (whether on account of the nominal value of the shares or by way of premium) uncalled and unpaid upon the shares held by him and such payments in advance of calls shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made, and upon the moneys so received or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned the Company may pay interest at such rate not exceeding ten per cent per annum as the Member paying such sum and the Directors agree upon.	Payment in advance on calls.

FORFEITURE AND LIEN

35. If any Member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid together with any interest and expenses which may have accrued.	Notice requiring payment of calls.

36. The notice shall name a further day (not being less than fourteen days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call was made will be liable to be forfeited.	Notice to state time and place.

37. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.	Forfeiture on non- compliance with notice.

38. A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, the Directors may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such person as aforesaid.	Sale of shares forfeited.

39. A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at ten per cent per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but such liability shall cease if and when the Company receives payment in full of all such money in respect of the shares and the Directors may waive payment of such interest either wholly or in part.	Rights and liabilities of Members whose shares have been forfeited or surrendered.

40. The Company shall have a first and paramount lien and charge on every share (not being a fully paid share) registered in the name of each Member (whether solely or jointly with others) and on the dividends declared or payable in respect thereof for all calls and instalments due on any such share and interest and expenses thereon but such lien shall only be upon the specific shares in respect of which such calls or instalments are due and unpaid and on all dividends from time to time declared in respect of the shares. The Directors may resolve that any share shall for some specified period be exempt from the provisions of this Article.	Company’s lien.

41. The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after notice in writing stating and demanding payment of the sum payable and giving notice of intention to sell in default, shall have been given to the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy. To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof.	Sale of shares subject to lien.

42. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.	Application of proceeds of such sales.

43. A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the certificate of proprietorship of the share under Seal delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.	Title to shares forfeited or surrendered or sold to satisfy a lien.

ALTERATION OF CAPITAL

44. The Company in General Meeting may from time to time by Ordinary Resolution, whether all the shares for the time being authorised shall have been issued or all the shares for the time being issued shall have been fully called up or not, increase its capital by the creation of new shares of such amount as may be deemed expedient.	Power to increase capital.

45. Subject to any special rights for the time being attached to any existing class of shares, the new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the General Meeting resolving upon the creation thereof shall direct and if no direction be given as the Directors shall determine subject to the provisions of these Articles and in particular (but without prejudice to the generality of the foregoing) such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company or otherwise.	Rights and privileges of new shares.

46. Subject to the provisions of these Articles and of the Act and of any resolution of the Company in a General Meeting passed pursuant thereto, all unissued shares shall be at the disposal of the Directors and they may allot (with or without conferring a right of renunciation), grant options over or otherwise dispose of them to such persons, at such times and on such terms as they think proper.	Issue of new shares.

47. Except so far as otherwise provided by the conditions of issue or by these Articles all new shares shall be subject to the provisions of these Articles with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise.	New shares otherwise subject to provisions of Articles.

48. The Company may by Ordinary Resolution -	Power to consolidate, cancel and subdivide shares.

(a) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)    cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled;

(c)    subdivide its shares or any of them into shares of a smaller amount than is fixed by the Memorandum of Association (subject nevertheless to the provisions of the Act) provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(d) subject to the provisions of these Articles and the Act, convert any class of shares into any other class of shares.

49. (a) The Company may by Special Resolution reduce its share capital, any capital redemption reserve fund or share premium account in any manner and with and subject to any incident authorised and consent required by law.	Power to reduce capital.

(b) Subject to and in accordance with the provisions of the Act, the Company may authorise the Directors in General Meeting to purchase or otherwise acquire ordinary shares issued by it on such terms as the Company may think fit and in the manner prescribed by the Act. All shares purchased by the Company shall be cancelled. The amount of the Company’s issued share capital which is diminished on cancellation of the shares purchased shall be transferred to the Company’s capital redemption reserve.

STOCK

50. The Company may by Ordinary Resolution convert any paid up shares into stock and may from time to time by like resolution reconvert any stock into paid up shares of any denomination.	Power to convert into stock.

51. The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit but no stock shall be transferable except in such units as the Directors may from time to time determine, provided that such units shall not be greater than the nominal amount of the shares from which the stock arose.	Transfer of stock.

52. The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except as regards dividend and return of capital and the assets on winding up) shall be conferred by any such aliquot part of stock which would not if existing in shares have conferred that privilege or advantage; and no such conversion shall affect or prejudice any preference or other special privileges attached to the shares so converted.	Rights of shareholders.

53. All such of the provisions of these Articles as are applicable to paid up shares shall apply to stock and the words “share” and “shareholder” or similar expressions herein shall include “stock” or “stockholder”.	Interpretation

GENERAL MEETINGS

54. (a) Subject to the provisions of the Act, the Company shall in each year hold a general meeting as its Annual General Meeting in addition to any other meetings in that year and not more than fifteen months shall elapse between the date of one Annual General Meeting of the Company and that of the next. Provided that so long as the Company holds its First Annual General Meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year.	Annual General Meeting.

(b) All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.	Extraordinary General Meetings.

(c) The time and place of any General Meeting shall be determined by the Directors.	Time and place.

55. The Directors may, whenever they think fit, convene an Extraordinary General Meeting and Extraordinary General Meetings shall also be convened on such requisition or, in default, may be convened by such requisitionists, as provided by Section 176 of the Act. If at any time there are not within Singapore sufficient Directors capable of acting to form a quorum at a meeting of Directors, any Director may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.	Calling Extraordinary General Meetings.

NOTICE OF GENERAL MEETINGS

56. Subject to the provisions of the Act as to special notice, at least fourteen (14) days’ notice in writing (exclusive both of the day on which the notice is served or deemed to be served and of the day for which the notice is given) of every General Meeting shall be given in the manner hereinafter mentioned to such persons (including the Auditors) as are under the provisions herein contained entitled to receive notice from the Company. Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed -	Notice of Meetings.

(a) in the case of an Annual General Meeting by all the Members entitled to attend and vote thereat; and

(b) in the case of an Extraordinary General Meeting by that number or majority in number of the Members having a right to attend and vote thereat as is required by the Act.

57. (a) Every notice calling a General Meeting shall specify the place and the day and hour of the Meeting, and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that a proxy need not be a Member of the Company.	Contents of notice.

(b) In the case of an Annual General Meeting, the notice shall also specify the Meeting as such.

(c)    In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of the business; and if any resolution is to be proposed as a Special Resolution or as requiring special notice, the notice shall contain a statement to that effect.

58. Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes, that is to say:	Routine Business.

(a) Declaring dividends;

(b) Reading, considering and adopting the balance sheet, the reports of the Directors and Auditors, and other accounts and documents required to be annexed to the balance sheet;

(c) Appointing Auditors and fixing the remuneration of Auditors or determining the manner in which such remuneration is to be fixed; and

(d) Fixing the remuneration of the Directors proposed to be paid under Article 84.

PROCEEDINGS AT GENERAL MEETINGS

59A. Where there are two (2) or more Members of the Company, no business shall be transacted at any General Meeting unless two (2) Members are present to form a quorum. In the event of a corporation being beneficially entitled to the whole of the issued capital of the Company or there being only one Member of the Company, one person representing such corporation or the sole Member shall be a quorum and shall be deemed to constitute a Meeting and, if applicable, the provisions of Section 179 of the Act shall apply. For the purpose of this Article, “Member” includes a person attending by proxy or by attorney or as representing a corporation which is a Member.	Quorum.

59B. Any Member may participate at any General Meeting by video conference, audio visual or by means of a similar communication equipment whereby all persons participating in the meeting are able to see and hear each other in which event such Member shall be deemed to be present at the meeting. A Member participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Minutes of the proceedings at a meeting by video conference, audio visual, or other similar communications equipment signed by the Chairman of the meeting shall be conclusive evidence of such proceedings and of the observance of all necessary formalities.	Meeting by video conference, audio visual or similar communication means.

60. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting if convened on the requisition of Members shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the Directors may determine, and if at such adjourned Meeting a quorum is not present within fifteen minutes from the time appointed for holding the Meeting, the Meeting shall be dissolved. No notice of any such adjournment as aforesaid shall be required to be given to the Members.	Adjournment if quorum not present.

61. The Members present shall choose some Director to be Chairman of the Meeting or, if no Director be present or if all the Directors present decline to take the Chair, one of their number present, to be Chairman.	Chairman.

62. The Chairman may, with the consent of any Meeting at which a quorum is present (and shall if so directed by the Meeting) adjourn the Meeting from time to time and from place to place, but no business shall be transacted at any adjourned Meeting except business which might lawfully have been transacted at the Meeting from which the adjournment took place. When a Meeting is adjourned for thirty days or more, notice of the adjourned Meeting shall be given as in the case of the original Meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Meeting.	Adjournment.

63. At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll be (before or on the declaration of the result of the show of hands) demanded by at least one Member present in person or by proxy or by attorney or in the case of a corporation by a representative and entitled to vote thereat Provided always that no poll shall be demanded on the election of a Chairman or on a question of adjournment. Unless a poll be so demanded (and the demand be not withdrawn) a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. A demand for a poll may be withdrawn.	Method of voting.

64. If a poll be duly demanded (and the demand be not withdrawn) it shall be taken in such manner (including the use of ballot or voting papers or tickets) as the Chairman may direct and the result of a poll shall be deemed to be the resolution of the Meeting at which the poll was demanded. The Chairman may, and if so requested shall, appoint scrutineers and may adjourn the Meeting to some place and time fixed by him for the purpose of declaring the result of the poll.	Taking a poll.

65. If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate the result of the voting unless it be pointed out at the same Meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the Chairman be of sufficient magnitude.	Votes counted in error.

66. In the case of equality of votes, whether on a show of hands or on a poll, the Chairman of the Meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a casting vote.	Chairman’s casting vote.

67. A poll demanded on any question shall be taken either immediately or at such subsequent time (not being more than thirty days from the date of the Meeting) and place as the Chairman may direct. No notice need be given of a poll not taken immediately.	Time for taking a poll.

68. The demand for a poll shall not prevent the continuance of a Meeting for the transaction of any business, other than the question on which the poll has been demanded.	Continuance of business after demand for a poll.

VOTES OF MEMBERS

69. Subject to these Articles and to any special rights or restrictions as to voting attached to any class of shares hereinafter issued on a show of hands every Member who is present in person or by proxy or attorney or in the case of a corporation by a representative shall have one vote and on a poll every such Member shall have one vote for every share of which he is the holder.	Voting rights of Members.

70. Where there are joint registered holders of any share any one of such persons may vote and be reckoned in a quorum at any Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative as if he were solely entitled thereto and if more than one of such joint holders be so present at any Meeting that one of such persons so present whose name stands first in the Register in respect of such share shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Member in whose name any share stands shall for the purpose of this Article be deemed joint holders thereof.	Voting rights of joint holders.

71. A Member of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorders may vote whether on a show of hands or on a poll by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office not less than forty eight hours before the time appointed for holding the Meeting.	Voting rights of Members of unsound mind.

72. Subject to the provisions of these Articles every Member shall be entitled to be present and to vote at any General Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative and to be reckoned in a quorum in respect of shares fully paid and in respect of partly paid shares where calls are not due and unpaid.	Right to vote.

73. No objection shall be raised to the qualification of any voter except at the Meeting or adjourned Meeting at which the vote objected to is given or tendered and every vote not disallowed at such Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the Meeting whose decision shall be final and conclusive.	Objections.

74. On a poll votes may be given either personally or by proxy or by attorney or in the case of a corporation by its representative and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.	Voles on a poll.

75. An instrument appointing a proxy shall be in writing and:	Appointment of proxies.
(a) in the case of an individual shall be signed by the appointor or by his attorney; and

(b) in the case of a corporation shall be either under the common seal or signed by its attorney or by an officer on behalf of the corporation.

The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer.

76. A proxy need not be a Member of the Company.	Proxy need not be a Member.

77. An instrument appointing a proxy or the power of attorney or other authority, if any, must be left at the Office or such other place (if any) as is specified for the purpose in the notice convening the Meeting not less than forty eight hours before the time appointed for the holding of the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which it is to be used and in default shall not be treated as valid unless the Directors otherwise determine.	Deposit of proxies.

78. An instrument appointing a proxy shall be in the following form with such variations if any as circumstances may require or in such other form as the Directors may accept and shall be deemed to include the right to demand or join in demanding a poll:	Form of proxies.

“AVAGO TECHNOLOGIES LIMITED”

“I/We,

of a Member/Members of the above named Company hereby appoint of

or whom failing

of

to vote for me/us and on my/our behalf

at the (Annual, Extraordinary or Adjourned,

as the case may be) General Meeting of

the Company to be held on the      day

of                      and at every adjournment

thereof.”

“As Witness my hand this day of .”

An instrument appointing a proxy shall, unless the contrary is stated thereon, be valid as well for any adjournment of the Meeting as for the Meeting to which it relates and need not be witnessed.

79. A vote given in accordance with the terms of an instrument of proxy (which for the purposes of these Articles shall also include a power of attorney) shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy, or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death,	Intervening death or insanity of principal not to revoke proxy.

insanity, revocation or transfer shall have been received by the Company at the Office (or such other place as may be specified for the deposit of instruments appointing proxies) before the commencement of the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which the proxy is used.

80. Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any Meeting of the Company or of any class of Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member of the Company.	Corporations acting by representatives.

DIRECTORS

81. Subject to the other provisions of Section 145 of the Act, the Company shall have at least one Director being a natural person of full age and capacity who is ordinarily resident in Singapore and unless otherwise determined by a General Meeting, there shall be no maximum number of Directors holding office at any time.	Number of Directors.

82. The first Director of the Company is Jeswant Singh s/o Darshan Singh.	First Director.

83. A Director need not be a Member and shall not be required to hold any share qualification unless and until otherwise determined by the Company in General Meeting but shall be entitled to attend and speak at General Meetings. Where the Company only has one Member, the sole Member may also be the sole Director of the Company provided that the requirements in Article 81 are complied with.	Qualification.

84. Subject to Section 169 of the Act, the remuneration of the Directors shall be determined from time to time by the Company in General Meeting, and shall be divisible among the Directors in such proportions and manner as they may agree and in default of agreement equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for the proportion of remuneration related to the period during which he has held office.	Remuneration of Directors.

85. The Directors shall be entitled to be repaid all travelling or such reasonable expenses as may be incurred in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise howsoever in or about the business of the Company in the course of the performance of their duties as Directors.	Travelling expenses.

86. Any Director who is appointed to any executive office or serves on any committee or who otherwise performs or renders services, which in the opinion of the Directors are outside his ordinary duties as a Director, may, subject to Section 169 of the Act, be paid such extra remuneration as the Directors may determine.	Extra Remuneration.

87. (a) Other than the office of Auditor, a Director may hold any other office or place of profit under the Company and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. Subject to the Act, no Director or intending Director shall be disqualified by his office from contracting or entering into any arrangement with the Company either as vendor, purchaser or otherwise nor shall such contract or arrangement or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relation thereby established.	Power of Directors to hold office of profit and to contract with Company.

(b) Every Director shall observe the provisions of Section 156 of the Act relating to the disclosure of the interests of the Directors in transactions or proposed transactions with the Company or of any office or property held by a Director which might create duties or interests in conflict with his duties or interests as a Director. Subject to such disclosure, a Director shall be entitled to vote in respect of any transaction or arrangement in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.

Directors to observe Section 156 of the Act.

88. (a) A Director may be or become a director of or hold any office or place of profit (other than as Auditor) or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and unless otherwise agreed shall not be accountable for any fees, remuneration or other benefits received by him as a director or officer of or by virtue of his interest in such other company.	Holding of office in other companies.

(b) The Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director of the Company may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.

Directors may exercise voting power conferred by Company’s shares in another company.

APPOINTMENT AND REMOVAL OF DIRECTORS

89. The Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director but so that the total number of Directors shall not at any time exceed the maximum number, if any, fixed by or in accordance with these Articles.	Directors’ power to fill casual vacancies and to appoint additional Director.

90. The Company may by Ordinary Resolution remove any Director before the expiration of his period of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director.	Removal of Directors.

91. The Company may by Ordinary Resolution appoint another person in place of a Director removed from office under the immediately preceding Article.	Appointment in place of Director removed.

MANAGING DIRECTORS

92. The Directors may from time to time appoint one or more of their body to be Managing Director or Managing Directors of the Company and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their places.	Appointment of Managing Directors.

93. A Managing Director shall subject to the provisions of any contract between him and the Company be subject to the same provisions as to resignation and removal as the other Directors of the Company and if he ceases to hold the office of Director from any cause he shall ipso facto and immediately cease to be a Managing Director.	Resignation and removal of Managing Director.

94. Subject to Section 169 of the Act, the remuneration of a Managing Director shall from time to time be fixed by the Directors and may subject to these Articles be by way of salary or commission or participation in profits or by any or all of these modes.	Remuneration of Managing Director.

95. The Directors may from time to time entrust to and confer upon a Managing Director for the time being such of the powers exercisable under these Articles by the Directors as they may think fit and may confer such powers for such time and to be exercised on such terms and conditions and with such restrictions as they think expedient and they may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in that behalf and may from time to time revoke withdraw alter or vary all or any of such powers.	Powers of Managing Director.

VACATION OF OFFICE OF DIRECTOR

96. The office of a Director shall be vacated in any one of the following events, namely -	Vacation of office of Director.

(a) if he becomes prohibited from being a Director by reason of any order made under the Act;

(b) if he ceases to be a Director by virtue of any of the provisions of the Act or these Articles;

(c) subject to Section 145 of the Act, if he resigns by writing under his hand left at the Office;

(d) if he has a receiving order made against him or suspend payments or compound with his creditors generally;

(e) if he be found lunatic or become of unsound mind; or

(f) if he be absent from meetings of the Directors for a continuous period of six months without leave from the Directors and the Directors resolve that his office be vacated.

ALTERNATE DIRECTORS

97. (a) Any Director may at any time by writing under his hand and deposited at the Office or by telefax, telex or by cable sent to the Secretary appoint any person to be his Alternate Director and may in like manner at any time terminate such appointment. Any appointment or removal by telefax, telex or cable shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.	Appointment of Alternate Directors.

(b) A Director or any other person may act as an Alternate Director to represent more than one Director and such Alternate Director shall be entitled at Directors’ meetings to one vote for every Director whom he represents in addition to his own vote if he is a Director.

(c) The appointment of an Alternate Director shall ipso facto determine on the happening of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also determine ipso facto if his appointor ceases for any reason to be a Director.

(d) An Alternate Director shall be entitled to receive notices of meetings of the Directors and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally, if his appointor is absent from Singapore or is otherwise unable to act as such Director, to perform all functions of his appointment as a Director (except the power to appoint an Alternate Director) and to sign any resolution in accordance with the provisions of Article 103.

(e) An Alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being under these Articles but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote Provided that he shall not constitute a quorum under Article 100 if he is the only person present at the meeting notwithstanding that he may be an Alternate to more than one Director.

(f) An Alternate Director may be repaid by the Company such expenses as might properly be repaid to him if he were a Director and he shall be entitled to receive from the Company such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, but save as aforesaid he shall not in respect of such appointment be entitled to receive any remuneration from the Company.

(g) An Alternate Director shall not be required to hold any share qualification.

PROCEEDINGS OF DIRECTORS

98. (a) The Directors may meet together for the despatch of business, adjourn or otherwise regulate their meetings as they think fit. Subject to the provisions of these Articles questions arising at any meeting shall be determined by a majority of votes and in case of an equality of votes the Chairman of the meeting shall not have a second or casting vote.	Meetings of Directors.

(b) Any Director may participate at a meeting of the Directors by telephone conference, video conference, audio visual or by means of a similar communication equipment whereby all persons participating in the meeting are able to hear each other in which event such Director shall be deemed to be present at the meeting. A Director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Minutes of the proceedings at a meeting by telephone conference, video conference, audio visual, or other similar communications equipment signed by the Chairman of the meeting shall be conclusive evidence of such proceedings and of the observance of all necessary formalities.

99. A Director may and the Secretary on the requisition of a Director shall at any time summon a meeting of the Directors. At least fourteen (14) days notice in writing (exclusive of the day on which the notice is served or is deemed to be served) of every meeting of the Directors shall be given to every Director. Every such notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be transacted Provided that any Director may waive the requirement for notice or accept shorter notice of any meeting of the Directors.	Convening meetings of Directors.

100. Except where the Company only has one Director, the quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two (2) Provided that where no quorum is present at any duly convened meeting, the meeting shall be adjourned seven (7) days thereafter at the same time and place and such Directors as are present at such meeting shall be the quorum. A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors.	Quorum.

101. The continuing Directors may act notwithstanding any vacancies in their body but if and so long as the number of Directors is reduced below the minimum number	Proceedings in case of vacancies.

fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up such vacancies or of summoning General Meetings of the Company but not for any other purpose. If there be no Directors or Director able or willing to act, then any Members, or if the Company only has a sole Member, then that sole Member, may summon a General Meeting for the purpose of appointing one or more Directors.

102. The Directors present shall choose one of their number to be Chairman at such meeting.	Chairman.

103. A resolution in writing signed by the majority of Directors being not less than are sufficient to form a quorum shall be as effective as a resolution passed at a meeting of the Directors duly convened and held, and may consist of several documents in the like form each signed by one or more of the Directors Provided that, where a Director has appointed an Alternate Director but is not himself in Singapore the signature of such Alternate Director (if in Singapore), shall be required. The expressions “in writing” and “signed” include approval by any such Director by telefax, telex, cable, telegram, wireless or facsimile transmission or any form of electronic communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.	Resolutions in writing.

104. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on them by the Directors.	Power to appoint committees.

105. The meetings and proceedings of any such committee consisting of two (2) or more members shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding Article.	Proceedings at committee meetings.

106. All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.	Validity of acts of Directors in spite of some formal defect.

107. Notwithstanding anything in these Articles, where the Company only has a sole Director, all acts required to be done or business required to be transacted by a meeting of Directors or of a committee of Directors may be done or undertaken by the sole Director and a declaration made by the sole Director, and recorded and signed by the sole Director, shall be evidence that the same has been done or undertaken.	Declaration by a sole Director

GENERAL POWERS OF THE DIRECTORS

108. The business of the Company shall be managed by or under the direction of the Directors. The Directors may exercise all the powers of the Company except any powers that this Act or the Memorandum of Association and Articles of the Company require the Company to exercise in General Meeting. In particular and without prejudice to the generality of the foregoing the Directors may at their discretion exercise every borrowing power vested in the Company together with collateral power of hypothecating the assets of the Company including any uncalled or called but unpaid capital; provided that the Directors shall not carry into effect any proposals for disposing of the whole or substantially the whole of the Company’s undertaking or property unless those proposals have been approved by the Company in General Meeting.	General powers of Directors to manage Company’s business.

109. The Directors may from time to time by power of attorney appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Directors to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to subdelegate all or any of the powers, authorities and discretions vested in him.	Power to appoint attorneys.

110. All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.	Signature of cheques and bills.

BORROWING POWERS

111. The Directors may borrow or raise money from time to time for the purpose of the Company or secure the payment of such sums as they think fit and may secure the repayment or payment of such sums by mortgage or charge upon all or any of the property or assets of the Company or by the issue of debentures (whether at par or at discount or premium) or otherwise as they may think fit.	Directors’ borrowing powers.

SECRETARY

112. The Secretary or Secretaries shall and a Deputy or Assistant Secretary or Secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit, and any Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary or Secretaries shall not conflict with the provisions of the Act and in particular Section 171 thereof.	Secretary.

SEAL

113. (a) The Directors shall provide for the safe custody of the Seal, which shall only be used by the authority of the Directors or a committee of Directors authorised by the Directors in that behalf, and every instrument to which the Seal shall be affixed shall (subject to the provisions of these Articles as to certificates for shares) be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors in place of the Secretary for the purpose.	Seal.

(b) The Company may exercise the powers conferred by the Act with regard to having an Official Seal for use abroad, and such powers shall be vested in the Directors.	Official Seal.

(c) The Company may have a duplicate Common Seal as referred to in Section 124 of the Act which shall be a facsimile of the Common Seal with the addition on its face of the words “Share Seal”.	Share Seal.

AUTHENTICATION OF DOCUMENTS

114. Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company, including a resolution passed by written means, or resolutions passed by the Directors, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office, the local manager and other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.	Power to authenticate documents.

115. A document purporting to be a copy of a resolution of the Directors, an extract from the minutes of a meeting of Directors or a declaration signed by a sole Director in accordance with Article 107 hereof, which is certified as such in accordance with the provisions of the last preceding Article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted or deemed meeting of the Directors. Any authentication or certification made pursuant to this Article may be made by any electronic means approved by the Directors from time to time for such purpose incorporating, if the Directors deem necessary, the use of security procedures or devices approved by the Directors.	Certified copies of resolution of the Directors.

DIVIDENDS AND RESERVES

116. The Company may by Ordinary Resolution declare dividends but (without prejudice to the powers of the Company to pay interest on share capital as hereinbefore provided) no dividend shall be payable except out of the profits of the Company, or in excess of the amount recommended by the Directors.	Payment of dividends.

117. Subject to the rights of holders of shares with special rights as to dividend (if any), all dividends shall be declared and paid according to the amounts paid on the shares in respect whereof the dividend is paid, but (for the purposes of this Article only) no amount paid on a share in advance of calls shall be treated as paid on the share. All dividends shall be apportioned and paid pro rata according to the amount paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.	Apportionment of dividends.

118. If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may pay the fixed preferential dividends on any class of shares carrying a fixed preferential dividend expressed to be payable on a fixed date on the half-yearly or other dates (if any) prescribed for the payment thereof by the terms of issue of the shares, and subject thereto may also from time to time pay to the holders of any other class of shares interim dividends thereon of such amounts and on such dates as they may think fit.	Payment of preference and interim dividends.

119. If the Company shall issue shares at a premium whether for cash or otherwise, the Directors shall transfer a sum equal to the aggregate amount or value of the premiums to an account to be called “Share Premium Account” and any amount for the time being standing to the credit of such account shall not be applied in the payment of dividend.	Share premium account.

120. No dividend or other moneys payable on or in respect of a share shall bear interest against the Company.	Dividends not to bear interest.

121. The Directors may deduct from any dividend or other moneys payable to any Member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or in connection therewith.	Deduction of debts due to Company.

122. The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.	Retention of dividends on shares subject to lien.

123. The Directors may retain the dividends payable on shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a Member or which any person under those provisions is entitled to transfer until such person shall become a Member in respect of such shares or shall duly transfer the same.	Retention of dividends on shares pending transmission.

124. The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.	Unclaimed dividends.

125. The Company may, upon the recommendation of the Directors, by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways; and the Directors shall give effect to such resolution and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Directors.	Payment of dividend in specie.

126. Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or, if several persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder to any one of such persons or to such persons and such address as such persons may by writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque if purporting to be endorsed or the receipt of any such person shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.	Dividends payable by cheque.

127. A transfer of shares shall not pass the right to any dividend declared on such shares before the registration of the transfer.	Effect of transfer.

RESERVES

128. The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for meeting contingencies or for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining the works, plant and machinery of the Company or for special dividends or bonuses or for equalising	Power to carry profit to reserve.

dividends or for any other purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.

CAPITALISATION OF PROFITS AND RESERVES

129. The Company may, upon the recommendation of the Directors, by Ordinary Resolution resolve that it is desirable to capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts (including share premium account and any capital redemption reserve funds) or any sum standing to the credit of the profit and loss account or otherwise available for distribution, provided that such sum be not required for paying the dividends on any shares carrying a fixed cumulative preferential dividend and accordingly that the Directors be authorised and directed to appropriate the sum resolved to be capitalised to the Members holding shares in the Company in the proportions in which such sum would have been divisible amongst them had the same been applied or been applicable in paying dividends and to apply such sum on their behalf either in or towards paying up the amounts (if any) for the time being unpaid on any shares held by such Members respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in one way and partly in the other: Provided that a share premium account and a capital redemption reserve fund may only be applied hereunder in the paying up of unissued shares to be issued to Members as fully paid shares.	Power to capitalise profits.

130. Whenever such a resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the sum resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures (if any) and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions and also to authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares to which they may be entitled upon such capitalisation or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the sum resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such Members.	Implementation of resolution to capitalise profits

MINUTES AND BOOKS

131. The Directors shall cause minutes to be made in books to be provided for the purpose -	Minutes.

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors present at each meeting of Directors and of any committee of Directors;

(c) all resolutions and proceedings at all Meetings of the Company and of any class of Members, of the Directors and of committees of Directors;

(d) of all declarations made by a sole Director which is recorded and signed by the sole Director; and

(e) of all resolutions passed by written means with the indication of each Member’s agreement (or agreement on his behalf) to the resolutions.

132. The Directors shall duly comply with the provisions of the Act and in particular the provisions in regard to registration of charges created by or affecting property of the Company, in regard to keeping a Register of Directors, Managers, Secretaries and Auditors, the Register, a Register of Mortgages and Charges and a Register of Directors’ Share and Debenture Holdings and in regard to the production and furnishing of copies of such Registers and of any Register of Holders of Debentures of the Company.	Keeping of Registers, etc.

133. Any register, index, minute book, book of accounts or other book required by these Articles or by the Act to be kept by or on behalf of the Company may be kept either by making entries in bound books or by recording them in any other manner. In any case in which bound books are not used, the Directors shall take adequate precautions for guarding against falsification and for facilitating discovery.	Form of registers, etc.

ACCOUNTS

134. The Directors shall cause to be kept such accounting and other records as are necessary to comply with the provisions of the Act and shall cause those records to be kept in such manner as to enable them to be conveniently and properly audited.	Directors to keep proper accounts.

135. Subject to the provisions of Section 199 of the Act, the books of accounts shall be kept at the Office or at such other place or places as the Directors think fit within Singapore. No Member (other than a Director) shall have any right of inspecting any account or book or document or other recording of the Company except as is conferred by law or authorised by the Directors or by an Ordinary Resolution of the Company.	Location and inspection.

136. Subject to the provisions of the Act, the Directors shall cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as may be necessary.	Presentation of accounts.

137. Subject to the provisions of the Act, a copy of every balance sheet and profit and loss account which is to be laid before a General Meeting of the Company (including every document required by the Act to be annexed thereto) together with a copy of every report of the Auditors relating thereto and of the Directors’ report shall not less than fourteen days before the date of the Meeting be sent to every Member of, and every holder of debentures (if any) of, the Company and to every other person who is entitled to receive notices from the Company under the provisions of the Act or of these Articles: provided that this Article shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of a share in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of the holder or otherwise but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.	Copies of accounts.

AUDITORS

138. Subject to the provisions of the Act, Auditors shall be appointed and their duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act.	Appointment of Auditors.

139. Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment.	Validity of acts of Auditors in spite of some formal defect.

140. The Auditors shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting to which any Member is entitled and to be heard at any General Meeting on any part of the business of the Meeting which concerns them as Auditors.	Auditors’ right to receive notices of and attend at General Meetings.

NOTICES

141 . (a) Any notice may be given by the Company to any Member in any of the following ways:	Service of notice.

(i) by delivering the notice personally to him; or

(ii) by sending it by prepaid mail to him at his registered address in Singapore or where such address is outside Singapore by prepaid air-mail; or

(iii)     by sending a cable or telex, or telefax containing the text of the notice to him at his registered address in Singapore or where such address is outside Singapore to such address or to any other address as might have been previously notified by the Member concerned to the Company; or

(iv)     by electronic communication containing the text of the notice to him at an electronic mailing address as previously notified by the Member concerned to the Company for the purpose of receiving electronic communication.

(b) Any notice or other communication served under any of the provisions of these Articles on or by the Company or any officer of the Company may be tested or verified by telex or telefax or telephone or electronic means or such other manner as may be convenient in the circumstances but the Company and its officers are under no obligation so to test or verify any such notice or communication.

142. All notices and documents (including a share certificate) with respect to any shares to which persons are jointly entitled shall be given to whichever of such persons is named first on the Register and notice so given shall be sufficient notice to all the holders of such shares.	Service of notices in respect of joint holders.

143. Any Member with a registered address shall be entitled to have served upon him at such address any notice to which he is entitled under these Articles, except where the Member has an electronic mailing address notified to the Company for the purpose of receiving electronic communication whereupon any notice may be served by the Company to the Member concerned by electronic communication at the said electronic mailing address.	Members shall be served at registered address.

144. A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also an address for the service of notice, shall be entitled to have served upon him at such address any notice or document to which the Member but for his death or bankruptcy or otherwise would be entitled and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall (notwithstanding that such Member be then dead or bankrupt or otherwise not entitled to such share and whether or not the Company have notice of the same) be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder.	Service of notices after death etc. of a Member.

145. (a) Any notice given in conformity with Article 141 shall be deemed to have been given at any of the following times as may be appropriate:	When service effected.

(i) when it is delivered personally to the Member, at the time when it is so delivered;

(ii) when it is sent by prepaid mail to an address in Singapore or by prepaid airmail to an address outside Singapore, on the second day following that on which the notice was put into the post;

(iii) when the notice is sent by cable or telex, or telefax, or electronic communication, on the day it is so sent.

(b) In proving such service or sending, it shall be sufficient to prove that the letter containing the notice or document was properly addressed and put into the post office as a prepaid letter or airmail letter as the case may be or that a telex or telefax or electronic communication was properly addressed and transmitted or that a cable was properly addressed and handed to the relevant authority for despatch.

146. Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed or written.	Signature on notice.

147. When a given number of days’ notice or notice extending over any other period is required to be given the day of service shall, unless it is otherwise provided or required by these Articles or by the Act, be not counted in such number of days or period.	Day of service not counted.

148. (a) Notice of every General Meeting shall be given in the manner hereinbefore authorised to—	Notice of General Meeting.
(i) every Member;

(ii) every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the Meeting; and

(iii) the Auditor for the time being of the Company.

(b) No other person shall be entitled to receive notices of General Meetings.

149. The provisions of Articles 141, 145, 146 and 147 shall apply mutatis mutandis to notices of meetings of Directors or any committee of Directors.	Notice of meetings of Directors or any committee of Directors.

WINDING UP

150. If the Company is wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority thinks fit and the liquidation of the Company may be closed and the Company dissolved but so that no Member shall be compelled to accept any shares or other securities in respect of which there is a liability.	Distribution of assets in specie.

INDEMNITY

151. Subject to the provisions of the Act, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and in particular and without prejudice to the generality of the foregoing no Director, Manager, Secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own negligence, wilful default, breach of duty or breach of trust.	Indemnity of Directors and officers.

NAME, ADDRESS AND OCCUPATION OF SUBSCRIBER

Andrew Ang Wen Po

59 Hillview Avenue

#07-03 Hillington Green

Singapore 669616

Advocate & Solicitor

Dated this 4th day of August 2005.

Witness to the above signature:

Low Kah Keong
Advocate & Solicitor c/o WongPartnership
Advocates & Solicitors
80 Raffles Place
#58-01 UOB Plaza 1
Singapore 048624